State of Delaware
Secretary of State
Division or Corporations
Delivered 04:09 PM 11/08/2007
FILED 04:09 PM 11/08/2007
SRV 071205834 - 4454640 FILE

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

A STOCK CORPORATION

First: The name of this Corporation is DELAWARE IMAGING PARTNERS, INC.

Second: The address of its registered office in the State of Delaware is 40 E Division Street, Suite A in the City of Dover, County of Kent. The name of it's registered agent at such address is PARACORP INCORPORATED.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The amount of the total stock of this corporation is authorized to issue is 100,000 shares with a par value of $0.0001 per share.

Fifth: The name and mailing address of the incorporator are as follows:

Name:	Glenda Kay Hallett

Address:	40 East Division Street Suite A
Dover, DE 19901
COUNTY OF KENT

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 8th day of November, A.D. 2007.

By: /s/ Glenda Kay Hallett
Glenda Kay Hallett